Exhibit 99.1

UTStarcom Reaches Agreement to Sell Building in Hangzhou, China

ALAMEDA, Calif., Dec 21, 2009 /PRNewswire-FirstCall via COMTEX News Network/ — UTStarcom, Inc. (Nasdaq: UTSI) today announced the signing of a definitive agreement to sell its facility in Hangzhou, China for RMB 950 million (approximately US $140 million) to the Zhongnan Group of Companies. The transaction is subject to customary closing conditions and is expected to close before the end of first quarter of 2010. Net of taxes, the payment to UTStarcom will be RMB 900 million (approximately US $132 million).

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Under the terms of the agreement, UTStarcom will sell its 2.6 million square foot manufacturing operations, research and development and administrative offices facility as well as certain other assets related to the property for a total purchase price of RMB 950 million (approximately US $140 million). Zhongnan Group of Companies will pay UTStarcom a deposit of RMB 50 million (approximately US $7.3 million), three days after signing. UTStarcom will continue to maintain its presence in Hangzhou by leasing back a portion of the building to maintain its current operations.

“In June of this year we committed to explore opportunities to monetize our underutilized facility in Hangzhou, China,” said Peter Blackmore, chief executive officer and president of UTStarcom. “We are very pleased to be able to deliver on this commitment as it will significantly improve our financial profile and position UTStarcom for growth in 2010 and beyond.”

UTStarcom expects to record an impairment charge in its fourth quarter 2009 financial statements as a result of the agreement to sell the asset.

Jones Lang LaSalle acted as a real estate advisor to the Company.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. The company was founded in 1991 and is headquartered in Alameda, California. For more information about UTStarcom, visit the Company’s Web site at http://www.utstar.com.

Forward Looking Statements

This release includes forward-looking statements relating to, among other things, the company’s anticipated completion of the sale, the timing of the closing, expected proceeds, ability to sublease retained space, asset impairment charges, liquidity and cost structure. Forward-looking statements are generally indicated by such words as “will,” “expects,” “estimates,” “goals,” “plans” or similar words. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risks include satisfaction of closing conditions, due diligence, changes in currency conversion rates, adequate capital resources of the buyer, accounting determinations as well as risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to the Company as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement.

SOURCE UTStarcom, Inc.

http://www.utstar.com